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                                                                   EXHIBIT 11.01

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                        (In thousands, except share data)



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
                                                    THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,
                                                    ---------------------------        -------------------------
                                                       1999             1998             1999            1998
                                                       ----             ----             ----            ----

BASIC:
Weighted average common shares outstanding           52,681,874       25,631,827       52,594,357       16,024,865

Income (loss) available to common shareholders     $      4,609     $      9,254     $      3,722     $     (8,061)

Basic earnings (loss) per share                    $       0.09     $       0.36     $       0.07     $      (0.50)

DILUTED:
Weighted average common shares outstanding           52,681,874       25,631,827       52,594,357       16,024,865

Assumed exercise of stock options                       105,283          149,888          154,564               --

Contingently issuable shares                            572,646               --          393,323               --

Total shares used in computation                     53,359,803       25,781,715       53,142,244       16,024,865

Income (loss) available to common shareholders     $      4,609     $      9,254     $      3,722     $     (8,061)

Diluted earnings (loss) per share                  $       0.09     $       0.36     $       0.07     $      (0.50)
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